LEASE TERMINATION AGREEMENT

This LEASE TERMINATION AGREEMENT (this "**Agreement**") is entered into as of December 15, 2022, by and between IMPAC FUNDING CORPORATION, a California corporation ("**Tenant**") and JACARANDA HOLDINGS, LLC, a California limited liability company ("**Landlord**").

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease (Building II) dated March 1, 2005, as amended by letter agreements dated March 31, 2006, August 18, 2006, September 18, 2006 and October 10, 2006, by Amendment to Office Lease dated as of September 1, 2015, by letter agreements dated January 11, 2016, January 25, 2016, and April 1, 2016, and by Second Amendment to Office Lease entered into in October 2016, the related guaranty by Impac Mortgage Holdings, Inc., and the Storage Space Lease dated June 1, 2018 (collectively, the "**Lease**"). Pursuant to the Lease, Landlord leases to Tenant, and Tenant leases from Landlord, certain premises consisting of the first, second, fourth, and seventh floors of the building located at 19500 Jamboree Road, in the City of Irvine, State of California, as more particularly described in the Lease (the "**Premises**").

B. Tenant desires to surrender to Landlord all of Tenant's right, title and interest in and to the Premises and the Lease, and to terminate the Lease, and Landlord desires to accept said surrender and to terminate the Lease, all on and subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Early Termination of Lease. On January 31, 2023 (the "**Early Termination Date**"), Tenant shall surrender to Landlord all of Tenant's right, title and interest in and to the Lease and any rights of occupancy or possession with respect to the Premises and the Lease shall terminate and be deemed terminated on the Early Termination date. Tenant shall pay, in accordance with Section 3 below, Base Rent and Tenant's Share of Direct Expenses for the entire Premises, and shall timely perform all of its other obligations under the Lease, through and including the Early Termination Date. Upon the Early Termination Date, Landlord and Tenant shall have no further rights, duties, or obligations to one another under or in connection with the Premises or Lease, except for (a) those obligations of Landlord and Tenant under this Agreement, (b) those obligations of Tenant under the Lease with respect to hazardous materials which expressly survive the expiration or earlier termination of the Lease, and (c) those indemnification obligations of Tenant or Landlord, respectively, which in accordance with the terms of the Lease expressly survive its expiration or earlier termination (and are not otherwise expressly released hereunder). The obligations set forth in (a), (b), and (c) of this Paragraph 1 are collectively referred to herein as the "**Surviving Obligations**". For avoidance of doubt, the parties agree that there will be no (and the Surviving Obligations shall not include) further reconciliation of estimated Direct Expenses under the Lease against actual Direct Expenses (or payment or reimbursement of underpayments or overpayments by either Landlord or Tenant), whether for calendar year 2022 or any other year.

2. Condition of Premises; Improvements and Alterations. Upon the Early Termination Date, Tenant shall surrender the Premises (and all keys and related items) to Landlord, in each case free of occupants and with all of Tenant's (and any subtenant's) furniture and other items of personal property removed, and otherwise in the surrender condition required by the Lease. Failure to do so shall be deemed a breach of this Agreement and a holdover under the Lease. Tenant hereby assigns, transfers, and quitclaims to Landlord all of Tenant's right, title, and interest in and to all alterations and improvements located in or serving

the Premises (which alterations and improvements Tenant shall abandon in place upon surrender of possession of the Premises to Landlord) and all certificates, permits, licenses and warranties relating to or affecting the use or occupancy of the Premises.

3. Relinquishment of Security Deposit; Termination Consideration; Final Rent Payment; Generator. As a material consideration for Landlord entering into this Agreement, (i) the existing $250,000 Security Deposit under the Lease shall be forfeited and retained by Landlord, (ii) within one (1) business day following full execution and delivery of this Agreement, Tenant shall pay to Landlord the amount of Three Million Dollars ($3,000,000) (the **"Termination Consideration"**), together with the Base Rent and Tenant's Share of Direct Expenses due under the Lease for December 2022 and January 2023, a total of Eight Hundred Sixty-Four Thousand Five Hundred Thirty-Six Dollars and 96/100 Cents ($864,536.96) (the **"Final Rent Payment"**), and (iii) on or before January 31, 2023, Tenant shall transfer title to the generator and related facilities currently serving the Premises (including any warranties and operating manuals) to Landlord (collectively, the **"Generator"**). The Termination Consideration and the Final Rent Payment shall be paid by wire transfer, as directed by Landlord, in immediately available funds. At Landlord's request, Tenant shall execute a bill of sale in favor of Landlord for the Generator (without representation or warranty except as to title) in a commercially reasonable form.

4. Signage. From and after the Early Termination Date, Tenant relinquishes to Landlord all of Tenant's building top signage rights, lobby signage rights, and directory signage rights. Tenant shall remove all of its signage at the Building on or before January 31, 2023, and shall repair any damage resulting therefrom (including repair/repainting of the Building top façade as necessary to match the rest of the Building top). If Tenant fails to do so, Landlord may, in addition to its other rights and remedies, remove such signage and make such repairs on Tenant's behalf, in which event Tenant shall reimburse Landlord, within ten (10) days after Landlord's statement or invoice therefor, the cost thereof plus a 10% administrative fee.

5. Releases.

(a) By Tenant. Except with respect to any Surviving Obligations of Landlord, effective on the Early Termination Date as to the Premises other than the Subleased Portion, and effective on the Sublease Termination Date as to the Subleased Portion, Tenant, on behalf of itself and its predecessors, successors, affiliates and assigns, and all other persons, firms and corporations claiming through Tenant, and each of them (collectively, the **"Tenant Releasing Parties"**), does hereby release Landlord and its predecessors, successors, affiliates, agents, property managers, and assigns, and its and their respective partners, officers, shareholders, agents, contractors, representatives, members, employees and attorneys (collectively, the **"Landlord Released Parties"**), of and from any and all claims, demands, disputes, damages, liabilities, obligations, controversies, debts, costs, expenses, lawsuits, actions, causes of action and other rights to relief, both legal and equitable, of every kind and nature, whether now known or unknown, suspected or unsuspected, past or present, contingent or fixed, which the Tenant Releasing Parties, or any of them, now have, had, or at any time hereafter may have, against the Landlord Released Parties, or any of them, arising out of or in connection with the Lease, the Premises, or any dealings with the Landlord Released Parties, or any of them, including, without limitation, any and all claims previously made by Tenant or its counsel relating to the Lease or any of the Landlord Released Parties. In this regard, Tenant, on behalf of the Tenant Releasing Parties, waives all rights it has or may hereafter have that any claim, demand, obligation or cause of action has, through ignorance, oversight or error, been omitted from the terms of this paragraph, and expressly waives all rights it may have, or claim to have, under the provisions of California Civil Code Section 1542, or equivalent law of any jurisdiction, which provides:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST

IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

It is understood by Tenant that if the facts or law with respect to which the foregoing release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Tenant to be true, then Tenant hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

(b) By Landlord. Except with respect to any Surviving Obligations of Tenant, effective on the Early Termination Date as to the Premises other than the Subleased Portion, and effective on the Sublease Termination Date as to the Subleased Portion, Landlord, on behalf of itself and its predecessors, successors, affiliates and assigns, and all other persons, firms and corporations claiming through Landlord, and each of them (collectively, the **"Landlord Releasing Parties"**), does hereby release Tenant and its predecessors, successors, affiliates and assigns, and their respective partners, directors, officers, shareholders, agents, contractors, representatives, members, employees, attorneys and guarantors (collectively, the **"Tenant Released Parties"**), of and from any and all claims, demands, disputes, damages, liabilities, obligations, controversies, debts, costs, expenses, lawsuits, actions, causes of action and other rights to relief, both legal and equitable, of every kind and nature, whether now known or unknown, suspected or unsuspected, past or present, contingent or fixed, which the Landlord Releasing Parties, or any of them, now have, had, or at any time hereafter may have, against the Tenant Released Parties, or any of them, arising out of or in connection with the Lease, the Premises, the guaranty of Lease or any dealings with the Tenant Released Parties, or any of them; provided however, that the release granted in this Section 5(b) shall be subject to the provisions of Sections 6 and 7 of this Agreement. In this regard, Landlord, on behalf of the Landlord Releasing Parties, waives all rights it has or may hereafter have that any claim, demand, obligation or cause of action has, through ignorance, oversight or error, been omitted from the terms of this paragraph, and expressly waives all rights it may have, or claim to have, under the provisions of California Civil Code Section 1542, or equivalent law of any jurisdiction, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN, BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

It is understood by Landlord that if the facts or law with respect to which the foregoing conditional release is given hereafter turn out to be other than or different from the facts or law in that connection not known to be or believed by Landlord to be true, then Landlord hereto expressly assumes the risk of the facts or law turning out to be so different, and agrees that the foregoing conditional release shall be in all respects effective and not subject to termination or rescission based upon such differences in facts or law.

6. Bankruptcy Event. The parties agree (and Tenant acknowledges Landlord's express reliance thereon) that upon (i) Tenant filing a voluntary petition or becoming the subject of an involuntary petition seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under an present or future federal, state or foreign act or law relating to bankruptcy or insolvency,

including without limitation, Chapters 7 and 11 of the United States Bankruptcy Code (collectively and each individually, a **"Bankruptcy Event"**), and (ii) the initiation in any such proceeding of an action to avoid or recover the payments made to Landlord under this Agreement (including, without limitation, the Termination Consideration) pursuant to the provisions of Chapter 5 of the Bankruptcy Code or any similar state or foreign law, the release set forth in Section 5(b) above, at Landlord's election, shall be null and void and Landlord shall retain any and all claims that may exist under the Lease or otherwise against Tenant and the Tenant Released Parties.

7. Representations and Warranties by Tenant. Tenant hereby makes the following representations and warranties to Landlord (all of which representations and warranties shall survive the mutual execution and delivery of this Agreement):

(a) Tenant has the full power, authority and legal right to enter into and to perform and observe the provisions of this Agreement without the authorization and consent of any other party or entity.

(b) Tenant has not assigned, sublet (except as hereinabove described), transferred or conveyed, and agrees not to assign, sublet, transfer or convey its interest in the Premises, the Lease or any claims or potential claims it may have against Landlord or any of the Landlord Released Parties.

(c) Tenant has relied on the legal advice of its attorneys, who are attorneys of its own choice, and that the terms of this Agreement have been completely read and explained to them by its respective attorneys, and that those terms are fully understood and voluntarily accepted.

(d) Tenant is not acting under any misapprehension as to the effect of this Agreement, and is acting freely and voluntarily and not under any coercion or duress, and Tenant believes that the consideration given by each party for this Agreement represents reasonably equivalent value.

(f) Tenant believes that the completion of this Agreement will enhance Tenant's overall financial position and Tenant has proffered and requested this Agreement to improve its financial position.

8. Representations and Warranties by Landlord. Landlord hereby makes the following representations and warranties to Tenant (all of which representations and warranties shall survive the mutual execution and delivery of this Agreement):

(a) Landlord has the full power, authority and legal right to enter into and to perform and observe the provisions of this Agreement without the authorization and consent of any other party or entity.

(b) Landlord has not assigned, transferred or conveyed any claims or potential claims it may have against Tenant or any of the Tenant Released Parties.

(c) It has relied on the legal advice of its attorneys, who are attorneys of its own choice, and that the terms of this Agreement have been completely read and explained to them by its respective attorneys, and that those terms are fully understood and voluntarily accepted.

(d) Landlord is not acting under any misapprehension as to the effect of this Agreement, and is acting freely and voluntarily and not under any coercion or duress, and Landlord believes that the consideration given by each party for this Agreement represents reasonably equivalent value.

9. Attorneys' Fees. In the event either party shall commence an action to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, and all reasonable costs and expenses incurred, including reasonable attorneys' fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys' fees incurred to enforce a judgment shall be severable from all other provisions of this Agreement, shall survive any judgment, and shall not be deemed merged into the judgment.

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

(b) Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Agreement, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.

(c) No Admission of Liability. This Agreement is entered into for the purpose of settlement and resolution of disputes and controversies only and nothing herein shall be deemed to imply, constitute or be construed as an admission of liability or wrongdoing on the part of any party.

(d) Binding Agreement; Full Force and Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto. Except as modified herein, the Lease remains in full force and effect.

(e) Nondisclosure of Agreement Terms. Landlord and Tenant acknowledge that the content of this Agreement, and any related documents are confidential information. Except to the extent disclosure is required by law, Landlord and Tenant shall each keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than to its respective financial and legal consultants, provided, however, that Tenant may disclose the terms pursuant to legal requirement.

(f) Entire Agreement. This Agreement constitutes the entire agreement between Lessor and Lessee regarding the subject matter hereof, and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings.

(g) Counterparts; Facsimile/PDF. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same Agreement with the same effect as if all parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and re-attached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages. This Agreement may be executed and delivered electronically, by DocuSign, PDF, Adobe Acrobat, or similar readable format. The parties hereto also unequivocally agree that electronic signatures by the parties to this Agreement shall be accorded legal effect and that the parties hereby have agreed to conduct the transaction of this Agreement electronically.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

LANDLORD:

JACARANDA HOLDINGS, LLC

By: ______________________
Lance Lenhert
Its: Manager

IMPAC FUNDING CORPORATION

By: ______________________
Printed Name: Justin Moisio
Its: Secretary

By: ______________________
Printed Name: Joseph Joffrion
Its: SVP & General Counsel

*NOTE:

Because Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must identify the two (2) capacities.

(B) If the requirements of (A) above are not satisfied, then Tenant shall deliver to Landlord evidence in a form reasonably acceptable to Landlord that the signatory(ies) is (are) authorized to execute this Lease.